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MacDermid Incorporated Newsline
Waterbury, CT 06720-9984
Tel (203) 575-5700
Offices located worldwide.

                           WATERBURY, CT. DECEMBER 2, 1998
                              FOR IMMEDIATE RELEASE
                         MACDERMID ANNOUNCES CLOSING ON CASH TENDER
                                OFFER FOR W. CANNING PLC.

MacDermid, Incorporated ("MacDermid"), a world-wide manufacturer of specialty chemical products and equipment for electronics, metal finishing, and graphic arts, announced today that it has closed on its recommended cash tender offer for W. Canning Plc. ("Canning") by declaring its offer unconditional in all respects as of December 2, 1998 thereby acquiring approximately 92 percent of the outstanding share capital of Canning. MacDermid will shortly acquire all remaining shares of Canning through a statutory compulsory procedure.
Canning is a leading international specialty chemicals group with world-wide operations based in Birmingham, England.

MacDermid's Chairman, Dan Leever, today said, "we are particularly pleased that Canning's shareholders accepted our offer in such an enthusiastic and rapid fashion resulting in our ability to close that transaction earlier than expected. We look forward to welcoming the Canning team to the Clan MacDermid."


                             NYSE - MRD
                             CUSIP 554273 10 2


This report and other Corporation reports and statements describe many of the positive factors affecting the Corporations' future business prospects. Investors should also be aware of factors which could have a negative impact on those prospects. These include political, economic or other conditions such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes, and regulations and laws affecting the business; competitive products, advertising, promotional and pricing activity; the degree of acceptance of new product introductions in the marketplace; technical difficulties which may arise with new product introductions; the difficulty of forecasting sales; failure to integrate management; difficulties n integrating businesses; and competitive actions.